Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
January 5, 2006	Nasdaq: UAPH

UAP HOLDING CORP. ANNOUNCES

THIRD QUARTER 2006 SALES AND EARNINGS GROWTH

Sales increase 21 percent for the third quarter and 9 percent year-to-date

•	Net sales for the third quarter of fiscal 2006 increased 21 percent to $323.1 million

•	Company realized a net loss of $(9.3) million or $(0.19) per diluted share for the third quarter of fiscal 2006 compared to net loss of $(30.9) million last year

•	Net income for the first nine months increased to $63.3 million over ongoing net income(1) for the first nine months of fiscal 2005 of $34.3 million

•	Total fertilizer revenue increased 33 percent for the third quarter of fiscal 2006 and 21 percent year-to-date over the same period in fiscal 2005

•	Chemical revenue was up over 13 percent for the third quarter of fiscal 2006 and up 4 percent year-to-date over the same period in fiscal 2005

•	Average short term debt net of cash was approximately $36.6 million.

GREELEY, Colo. – January 5, 2006 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announced financial results for the first nine months and third quarter of fiscal 2006.

For the first nine months of fiscal 2006, sales increased nine percent to $2,437 million from $2,230 million for the same period in fiscal 2005.

•	Sales of chemicals increased to $1,474.2 million for the fiscal year-to-date 2006 period from $1,416.6 million last year. The increase was due to share gains in the Midwest, Texas, the Midsouth and Southeast, which helped to overcome lower non-crop sales and slightly lower chemical toll manufacturing revenue. Insecticide and fungicide treatments were up compared to last year due to an increase in disease and insect infestations. Also, we now bill directly the Monsanto bulk herbicide business, which during the first two quarters of fiscal 2005, were commissioned agent transactions.

•	Sales of fertilizer increased to $596.1 million for the fiscal year-to-date 2006 period compared to $494.4 million last year. The increase was due to higher pricing on slightly higher volumes compared with last year. The small growth in our fertilizer volumes is due to lower in season applications as a result of higher prices, offset by higher early season fertilizer applications that normally occur in the fall and winter but were delayed into the spring due to wet weather.

•	Sales of seed rose to $313.9 million for the fiscal year-to-date 2006 period from $274.5 million last year for an increase of over 14 percent. This increase was due primarily to sales

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growth on both third party and proprietary brands and to higher prices on both branded and proprietary seed due to increased sales of seed with enhanced traits.

Gross profit for the first nine months of fiscal 2006 was $329.6 million compared to $260.1 million for the first nine months of fiscal 2005. Gross margins were 13.5% and 11.7% for the fiscal year-to-date 2006 period and 2005 period, respectively. The increase in gross profit and gross margin percentage was due to improved upfront margins in chemical, seed, fertilizer, application and other categories. The increase was also due to higher third quarter chemical rebate income. During the third quarter of fiscal 2006, we achieved several crop year program goals with our major chemical vendors. This, along with other factors, allowed us to increase our rebate income accrual in the third quarter of fiscal year 2006 by an estimated amount of approximately $19.8 million compared to the same period last year, the majority of which would have occurred in our fourth quarter. Gross profit for the fiscal year-to-date 2006 period was also higher due to a $17.4 million adjustment to the fair market value of inventory sold during the first quarter of fiscal 2005 related to purchase accounting for the company’s November 2003 acquisition of United Agri Products, Inc.

Net income for the first nine months of fiscal 2006 was $63.3 million, or $1.21 per diluted share, versus ongoing net income(1) of $34.3 million in the first nine months of fiscal 2005. Reported net income for the first nine months of fiscal 2005 was $16.4 million or $0.33 per diluted share.

For the third quarter, sales increased 21 percent to $323.1 million in fiscal 2006, compared to $267.2 million for the same period in fiscal 2005. Gross profit grew to $50.5 million in the third fiscal quarter of 2006 compared to $17.3 million in the third quarter of fiscal 2005. Net loss for fiscal third quarter 2006 was $(9.3) million, or $(0.19) per diluted share, versus ongoing net loss(1) of $(26.0) million in fiscal third quarter 2005. Reported net income for the third quarter of fiscal 2005 was $(30.9) million or $(0.65) per diluted share.

UAP Holding Corp. Revenue Breakout

Net Sales (millions)	Q3 2006	Q3 2005	% Chg	YTD 2006	YTD 2005	% Chg
Chemical	$180.2	158.9	13%	$1,474.2	$1,416.6	4%
Fertilizer	112.9	85.1	33%	596.2	494.4	21%
Seed	14.9	14.5	3%	313.9	274.5	14%
Other	15.1	8.7	74%	53.2	44.1	20%

Total	$323.1	$267.2	21%	$2,437.5	$2,229.6	9%

“We are pleased to deliver solid results for the third quarter and the first nine months of fiscal 2006. We increased fertilizer and chemical revenue in a time when farmers are balancing dollars spent with value received,” said L. Kenny Cordell, UAP Holding Corp.’s president and chief executive officer. “Additionally, we believe we will exceed our previous targets for fiscal 2006. We are therefore increasing our guidance to $1.22 to $1.27 per diluted share.”

The company ended the quarter with $14 million in cash and $149 million of short-term debt. Average trade working capital(2) was relatively flat at $327.9 million on a trailing twelve-month basis on nine percent higher sales. Additionally, average short-term debt net of cash was $36.6

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million as of the end of the third quarter of fiscal 2006 a reduction of $25.1 million from the end of the second quarter. “We are very much on track to deliver the financial results we forecasted as we entered 2006,” said Dave Bullock, UAP Holding Corp.’s chief financial officer. “The disciplines we have embedded in our business model should enable future growth in revenue and earnings as we successfully execute our strategy.”

Conference call information

The company will hold a conference call to discuss fiscal third quarter 2006 results at 5:00 p.m. EST this afternoon. The call will be webcast live over the Internet from the company’s web site at www.uap.com under “Investor Information.” Participants should follow the instructions provided on the web site for downloading and installing the necessary audio applications. The conference also is available by dialing 800-289-0494 (domestic) or 913-981-5520 (international) and specifying that they are joining the UAP Holding Corp. conference call.

Following the live conference call, a replay will be available on the company’s web site. A telephonic replay will also be available one hour after the call and can be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and entering pass code 8048039. The telephonic replay will be available for seven days.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop inputs in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including crop protection chemicals, seeds and fertilizers, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 330 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada. Additional information can be found on the company’s website, located at www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the company’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to the seasonality of the company’s business and weather conditions in its markets, its substantial leverage and restrictions contained in its debt agreements, the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds its insurance coverage, its dependence on rebate programs, and other risks identified and discussed under the caption “Risk Factors” in the company’s Form 10-K filed with the Securities and Exchange Commission on May 27, 2005 and in the other documents the company files with the Securities and Exchange Commission from time to time.

-Financial Tables Follow

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UAP HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

UNAUDITED

	November 27, 2005	February 27, 2005	November 28, 2004
ASSETS
Current assets:
Cash and cash equivalents	$13,977	$48,204	$6,763
Receivables, less allowance for doubtful accounts of $16,119, $13,749 and $20,003	616,957	234,824	531,171
Inventories	536,641	697,134	490,649
Deferred income taxes	24,631	17,263	27,228
Vendor prepay	22,056	149,010	32,957
Other current assets	4,383	8,753	10,715

Total current assets	1,218,645	1,155,188	1,099,483
Property, plant and equipment	114,303	104,745	100,681
Less accumulated depreciation	(23,345)	(15,080)	(12,209)

Property, plant and equipment, net	90,958	89,665	88,472
Goodwill	32,431	34,645	27,873
Intangible assets, net	25,022	25,894	29,527
Deferred income taxes	9,960	6,967	2,675
Debt issue costs, net	18,014	20,259	22,611
Investment in unconsolidated affiliates	3,666	4,071	4,301
Other assets	466	653	653

Total assets	$1,399,162	$1,337,342	$1,275,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$148,965	$55	$211,556
Accounts payable	630,187	822,867	531,885
Other accrued liabilities	116,664	72,164	123,599
Income taxes payable	14,649	3,252	4,146
Deferred income taxes	1,580	108	46

Total current liabilities	912,045	898,446	871,232
Long-term debt	303,713	295,948	315,190
Series A redeemable preferred stock	—	—	16,524
Other non-current liabilities	2,753	2,871	2,644
Deferred income taxes	19,884	23,590	17,602
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 50,473,349, 50,431,872 and 50,373,244 issued and outstanding, respectively	50	50	50
Management stock – rabbi trust	4,518	4,819	4,822
Due from public offering	—	—	(46,937)
Additional paid-in capital	111,867	109,863	103,748
Retained earnings (deficit)	39,104	(1,535)	(13,951)
Accumulated other comprehensive income	5,228	3,290	4,671

Stockholders’ equity	160,767	116,487	52,403

Total liabilities and stockholders’ equity	$1,399,162	$1,337,342	$1,275,595

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UAP HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in thousands, except share data)

UNAUDITED

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended November 27, 2005	Forty Weeks Ended November 28, 2004
	November 27, 2005	November 28, 2004
Net sales	$323,089	$267,157	$2,437,458	$2,229,627
Costs and expenses:
Cost of goods sold	272,547	249,835	2,107,891	1,969,549

Gross profit	50,542	17,322	329,567	260,078
Selling, general and administrative expenses	56,301	54,186	216,362	207,578
(Gain) loss on sale of assets	(59)	642	(1,532)	(623)
Restructuring costs	970	857	1,460	857
Royalties, service charges and other (income) and expenses	(2,915)	(6,073)	(20,739)	(18,847)

Operating income (loss)	(3,755)	(32,290)	134,016	71,113
Third party interest expense	10,885	11,683	28,179	33,766
Finance related and other charges	—	7,903	—	11,653

Income (loss) before income taxes	(14,640)	(51,876)	105,837	25,694
Income tax expense (benefit)	(5,292)	(20,954)	42,490	9,298

Net income (loss)	$(9,348)	$(30,922)	$63,347	$16,396

Earnings (loss) per share:
Basic	$(0.19)	$(0.65)	$1.26	$0.35

Diluted	$(0.19)	$(0.65)	$1.21	$0.33

Cash dividends declared per share of common stock	$0.1625	$—	$0.45	$—

Weighted average shares outstanding:
Basic	50,472,405	47,488,629	50,449,776	47,278,191

Diluted	50,472,405	47,488,629	52,352,306	49,123,597

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UAP HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

UNAUDITED

	Thirty-Nine Weeks Ended November 27, 2005	Forty Weeks Ended November 28, 2004
Operations
Net income	$63,347	$16,396
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	8,519	9,541
Amortization of intangibles	1,021	1,145
Amortization of debt issuance costs	3,290	2,825
Accretion of discount on notes	7,766	6,620
Gain on sales of fixed assets	(1,530)	(623)
Deferred tax benefit	(12,595)	(481)
Stock compensation	586	885
Change in operating assets and liabilities	(239,634)	(312,405)

Net cash used in operations	(169,230)	(276,097)
Investing
Acquisition payment to ConAgra Foods, Inc.	—	(58,236)
Additions to property, plant and equipment	(10,226)	(9,362)
Proceeds from sales of assets	2,184	3,246
Investment in unconsolidated affiliates	405	(343)

Net cash used in investing activities	(7,637)	(64,695)

Financing
Check float on zero balance accounts	8,143	16,772
Net borrowings (repayments) of short-term debt	148,910	211,556
Debt issuance costs	(1,046)	—
Dividends paid	(14,505)	(40,000)
Series A preferred stock redemption and net dividends	—	(18,096)
Proceeds from options exercised	377	—

Net cash provided by financing activities	141,879	170,232

Net change in cash and cash equivalents	(34,988)	(170,560)
Net effect of exchange rates on cash and cash equivalents	761	4,676

Net change in cash and cash equivalents	(34,227)	(165,884)
Cash and cash equivalents at beginning of period	48,204	172,647

Cash and cash equivalents at end of period	$13,977	$6,763

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$13,597	$18,478
Net cash paid during the period for income taxes	$31,088	$20,877
Dividends declared but not yet paid	$8,203	$—

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Reconciliations of Non GAAP Financial Measures to GAAP Financial Measures

The following table reconciles the differences between net income as determined under United States of America generally accepted accounting principles (GAAP) and ongoing net income:

UAP HOLDING CORP.

(dollars in thousands)

UNAUDITED

(1) Ongoing Net Income/(Loss) Reconciliation	Thirteen weeks Ended November 27, 2005	Thirteen weeks Ended November 28, 2004
Net income/(loss)	$(9,348)	$(30,922)
Adjustments, net of tax:
Non-accountable charges paid to ConAgra relating to the acquisition	—	1,131
Apollo management fee	—	151
Inventory fair market value adjustment	—	—
IDS expenses	—	3,635

Sub-total adjustments, net of tax	—	4,917
Ongoing income/(loss) from continuing operations	$(9,348)	$(26,005)
Marginal tax rate	39.7%	39.7%

(1) Ongoing Net Income Reconciliation	Thirty-Nine Weeks Ended November 27, 2005	Forty Weeks Ended November 28, 2004
Net income	$63,347	$16,396
Adjustments, net of tax:
Non-accountable charges paid to ConAgra relating to the acquisition	—	3,392
Apollo management fee	—	452
Inventory fair market value adjustment	—	10,464
IDS expenses	—	3,635

Sub-total adjustments, net of tax		17,943
Ongoing income from continuing operations	$63,347	$34,339
Marginal tax rate	39.7%	39.7%

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The following tables reconcile the difference between working capital, as determined under GAAP, and trade working capital and average trade working capital.

UAP HOLDING CORP.

(dollars in thousands)

UNAUDITED

(2) Working Capital Reconciliation to Trade Working Capital	November 27, 2005	November 28, 2004
Working capital	$306,600	$228,251
Adjustments:
Less cash and cash equivalents, and marketable securities	(13,977)	(6,763)
Add back short-term debt	148,965	211,556

Trade working capital	$441,588	$433,044
Trade working capital detail:
Receivables, less allowance for doubtful accounts	$616,957	$531,171
Inventories	536,641	490,649
Deferred income taxes	24,631	27,228
Vendor prepay	22,056	32,957
Other current assets	4,383	10,715

Subtotal	1,204,668	1,092,720
Accounts payable	630,187	531,885
Other accrued liabilities	116,664	123,599
Income taxes payable	14,649	4,146
Deferred income taxes	1,580	46

Subtotal	763,080	659,676

Trade working capital	$441,588	$433,044

(2) Average Trade Working Capital (a)	Fifty-Two Weeks Ended November 27, 2005	Fifty-Three Weeks Ended November 28, 2004
Accounts receivable, net	$634,619	$536,142
Inventories	605,707	548,876
Prepaid expense (b)	93,619	51,786

Sub-total	1,333,945	1,136,804
Advances on sales	109,466	92,782
Trade payables	747,801	551,875

Sub-total accounts payable	857,267	644,657
Accrued expenses (c)	148,810	165,713

Sub-total	1,006,077	810,370

Average trade working capital	$327,868	$326,434

Change in twelve month average trade working capital	$(1,434)

(a)	Trailing 12 month average for each period.

(b)	Includes deferred income taxes and other current assets

(c)	Includes other accrued liabilities, income taxes payable and deferred income taxes

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The press release furnished herewith uses the non-GAAP financial measures of ongoing net income, trade working capital and average trade working capital. These financial measures exclude the impact of the write-up of inventory to fair market value, the non-accountable charges paid to ConAgra Foods relating to our November 2003 acquisition of United Agri Products, Inc. and the management fees paid to Apollo Management. We believe that ongoing net income, trade working capital and average trade working capital best reflect our ongoing performance and business operations during the periods presented and are more useful to investors for comparative purposes. In addition, management uses these financial measures in internal reporting, in its budgeting and long-range planning processes and in determining performance-based compensation.

The presentation of ongoing net income, trade working capital and average trade working capital is intended to supplement investors’ understanding of our operating performance. These non-GAAP financial measures may not be comparable to similar measures used by other companies. Furthermore, these non-GAAP financial measures are not intended to replace net income (loss), cash flows, financial position, or comprehensive income (loss), as determined in accordance with accounting principles generally accepted in the United States.

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CONTACT

UAP Holding Corp.

Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.

+1-970-356-4400

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